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                                                                       Exhibit C



April 16, 2001

Chancellor V, L.P.                 Essex Woodlands Health Ventures Fund IV, L.P.
c/o INVESCO Private Capital, Inc.  190 S. LaSalle Street
1166 Avenue of the Americas        Suite 2800
New York, NY  10036                Chicago, IL  60603

Attn.:  Howard Goldstein,          Attn.:  Marc Sandroff,
        Managing Director                  Managing Director

Gentlemen:

This letter sets forth the terms of our agreement with regard to your commitment to provide equity financing of up to $2,000,000 to us:

     1. Chancellor V, L.P. ("Chancellor") and Essex Woodlands Health Ventures Fund IV, L.P. ("Essex") hereby grants to Health Grades, Inc. (the "Company") the option (the "Put"), which may be exercised in its sole discretion at any time or from time to time on or prior to December 31, 2001, to sell common stock of the Company to Chancellor and Essex at an aggregate purchase price of up to $2,000,000.

     2. In consideration for the commitment of Essex and Chancellor to purchase shares of Company Common Stock pursuant to this agreement, the Company will issue to Essex and Chancellor warrants (the "Commitment Warrants") to purchase 500,000 shares of Company Common Stock, $.001 par value, at an exercise price per share equal to the closing market price per share of the Company's Common Stock, as reported by Nasdaq, on the date of this agreement, or, if the agreement is publicly announced following the opening of, but


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Chancellor V, L.P.
Essex Woodlands Health Ventures Fund IV, L.P.
April 16, 2001
Page 2

prior to the close of, trading on the Nasdaq Stock Market, at the last such closing market price reported on the preceding trading day (the "Commitment Price"). The Commitment Warrants will expire six years from the date of this agreement. In addition, warrants to purchase Company Common Stock issued to Essex and Chancellor on March 16, 2000 (the "March 16 Warrants") are hereby amended in respect of an aggregate of 100,000 shares issuable upon exercise of such warrants so that the Warrant Price (as defined in the March 16 warrants) will be reduced to the Commitment Price.

     3. If the Company determines to exercise the Put, it will provide a notice (the "Put Notice") to Chancellor and Essex indicating the dollar amount of Common Stock to be sold. The price per share (the "Put Price") will be equal to the lesser of the Commitment Price and the closing market price per share of the Company's Common Stock as reported by Nasdaq (or, if the Company's Common Stock is not included on Nasdaq, as reported on the Nasdaq OTC Bulletin Board), or, if last sale information is not available, the mean of the last reported bid and asked prices as reported on the Nasdaq OTC Bulletin Board (or, if not so reported, as published by Pink Sheets LLC), or, if not so reported or published, as agreed to in good faith by the Company, Chancellor and Essex, in any case on the date of the Put Notice, but in no event less than $0.15 per share.

     4. In connection with any purchase of common stock under paragraph 3 above, Essex and Chancellor also shall be issued warrants (the "Put Warrants") to purchase a number of shares determined in accordance with the following formula:

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Chancellor V, L.P.
Essex Woodlands Health Ventures Fund IV, L.P.
April 16, 2001
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                     N =          A           X   2,525,250
                          -----------------
                             $14,430,000

               Where N = the number of warrants to be issued

               and A =  the dollar amount of Common Stock purchased

The Put Warrants shall have a term of six years from the date of issuance and an exercise price per share equal to the Put Price.

     5. Payment for the shares to be sold to Chancellor and Essex, and delivery of Common Stock and warrants to Chancellor and Essex in connection with any exercise by the Company of the Put, will be made within three business days following the date of the applicable Put Notice.

     6. In the event the Company effects a stock split, reverse stock split, stock dividend or similar action, the number of shares underlying the Put Warrants issued thereafter, the Commitment Price and the $.15 per share minimum purchase price for the common stock will be appropriately adjusted.

     7. The dollar amount of the obligation to purchase Company securities made by Chancellor and Essex and the securities to be repriced or issued to Chancellor and Essex pursuant to this agreement shall be apportioned 58.42% to Chancellor and 41.58% to Essex. The obligations of Chancellor and Essex under this agreement are several and not joint.

     8. [INTENTIONALLY OMITTED]

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Chancellor V, L.P.
Essex Woodlands Health Ventures Fund IV, L.P.
April 16, 2001
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     9. The Company shall pay the reasonable legal fees of counsel to Chancellor and Essex in connection with the negotiation of this agreement.

     10. The Company hereby reaffirms the representations and warranties made in the sections listed below of the Amended and Restated Stock Purchase Agreement, dated as of March 3, 2000, among the Company, Essex, Chancellor and the other parties thereto (the "SPA") (provided, that for the purposes of this paragraph 10 and paragraph 11 hereof, reference in the SPA to the "Agreement" will be deemed to mean this agreement, references to "Shares" will be deemed to mean the Company Common Stock to be issued upon exercise of the Put, references to "Warrants" shall be deemed to mean the Commitment Warrants and the Put Warrants, and references to "Warrant Stock" shall be deemed to mean the shares of Company Common Stock issuable upon exercise of the Put Warrant and the Commitment Warrant (exceptions to any individual section described below shall be deemed to apply to all other sections): 3.1; 3.2; 3.3; 3.4(a)and (c) (excluding, in
Section 3.4(a), the fourth sentence and the words "and in the amounts set forth in Section 3.4" in the third sentence and except that 21,273,425 shares of Common Stock are issued and outstanding, including Common Stock sold pursuant to the SPA and the Stock and Warrant Purchase Agreement, dated March 16, 2000, between the Company and certain of its executive officers (the "S&W Agreement"), options to purchase 6,154,074 shares are outstanding (of which options to purchase 168,047 shares are subject to shareholder approval, at the Company's 2001 annual meeting, of an increase in the number of shares issuable under the Company's 1996 Equity Compensation Plan) and warrants to purchase 3,320,000 shares, other than the

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Chancellor V, L.P.
Essex Woodlands Health Ventures Fund IV, L.P.
April 16, 2001
Page 5


Commitment Warrants, are outstanding); 3.5; 3.6 (except that: the term "1998 Financial Statements" shall refer to the Company's balance sheet and statement of operations as of and for the period ended December 31, 1999, and the term "Financial Statements" shall mean the 1998 Financial Statements (as redefined) and the Company's combined unaudited balance sheet and statement of operations as of and for the period ended September 30, 2000; the 1998 Financial Statements were audited (and not prepared by) a certified public accountant; and as publicly disclosed by the Company, certain of the financial statements are being restated to eliminate barter revenues and related expenses); 3.7 (except that the September 30, 1999 date shall be deemed to be September 30, 2000 and except for: transactions pursuant to an Agreement and General Release between the Company and Patrick Jaeckle (the "Jaeckle Agreement"), the terms of which were approved by a special committee of the Board of Directors (including Essex's designated director); the termination or pending termination of employment of certain officers, which has been discussed by the Board of Directors; compensation provided with the approval of the Compensation Committee or the Board of Directors (which includes Essex's designated director); settlement of litigation with respect to a former affiliated practice (previously disclosed publicly by the Company) resulting in cash proceeds to the Company of $1,750,000 and a loss, for financial statement purposes, of approximately $350,000; reduction in indebtedness owed to the Company by a former affiliated practice in exchange for accelerated repayment of the remaining balance (previously disclosed publicly by the Company); repayment of the outstanding balance of the Company's bank indebtedness; change in accounting practice relating to barter revenue (previously disclosed publicly by the Company); the purchase by the


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Chancellor V, L.P.
Essex Woodlands Health Ventures Fund IV, L.P.
April 16, 2001
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Company of a server and related equipment for approximately $50,000 and grants of stock options approved by the Compensation Committee or otherwise in accordance with the terms of the 1996 Equity Compensation Plan; settlement of a dispute with a former affiliated practice in which the Company received $350,000 in cash and 38,779 shares of its Common Stock and recorded a loss, for financial statement purposes of $91,938; a loan of $35,000 to an officer (the "Officer Loan"), of which $23,913 is currently outstanding; and the Company's agreement with GeoAccess, Inc., which was approved by the Board of Directors); 3.8 (except for the Jaeckle Agreement and except that many of the obligations described in the Disclosure Schedule were subsequently satisfied or disclosed in the Company's financial statements); 3.9 (except that the lien addressed in the disclosure schedule is not longer in effect); 3.10, 3.11, 3.12 (except for: litigation initially commenced by the Company against a nursing home referenced in the Risk Factor section of the Company's Form S-1 registration statement (registration no. 333-39600); and litigation against a vendor in which the Company contests a $190,000 obligation); 3.13 (excluding the first three sentences and except for matters disclosed above); 3.14 (except for the S&W Agreement and the agreement by which the Company acquired the minority interests in HG.com, Inc., each of which have previously been provided to Essex and Chancellor, and certain of the matters discussed above); 3.15 (second and third sentences only, applying, for this purpose, the definition of "Contracts" in the first sentence and except for nonpayment of an obligation to a vendor that is the subject of litigation described adjacent to the reference to Section 3.12 (based on, among other things, the Company's claim that the vendor is in breach of its obligations)); 3.16 (except for: registration rights under the SPA, registration

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Chancellor V, L.P.
Essex Woodlands Health Ventures Fund IV, L.P.
April 16, 2001
Page 7

rights effected through the previous filing of a registration statement and registration rights provided to SmallCaps Online LLC in connection with an agreement approved by the Board of Directors); 3.17 (except that the Company will rely on the exemption from registration provided under Section 4(2) of the Securities Act and stockholder approval of exercise of the Put is required to maintain continued listing on the Nasdaq Small Cap Market); 3.18; 3.19 (except that no brokerage or finders fees are being paid in connection with this agreement); 3.20 (except for agreements relating to the election of designees of Essex and Chancellor); 3.21; 3.22; 3.23; 3.24 (except that minutes of several recent meetings of the Board of Directors or Board Committees are yet to be drafted or are subject to approval of the Board of Directors or appropriate Board Committee); 3.25 (except that the SCN Retirement Savings Plan has been replaced with a new 401(k) plan); 3.26; 3.27, 3.28 (except that such representation shall be to the knowledge of the Company; 3.29 (except that the Company no longer has bank debt service obligations); 3.30 (first and third sentence only, except the Company has filed a Form 12b-25 in respect of its Annual Report on Form 10-K for the year ended December 31, 2000, references to amendments shall include, as appropriate, supplements, and references to "SEC Reports" shall be deemed to mean the Company's annual report on Form 10-K for the year ended December 31, 1999, quarterly reports on Forms 10-Q and proxy statements filed thereafter, and registration statement on Form S-1 (registration no. 333-39600) and prospectus supplements related to the prospectus included therein); 3.32 (first sentence only; the Company has fully paid its obligation under the Credit Agreement); 3.33 (except for the third sentence); and 3.36 (except that in respect of the last

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Chancellor V, L.P.
Essex Woodlands Health Ventures Fund IV, L.P.
April 16, 2001
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sentence, the Company has provided information to designees of Chancellor and
Essex in their capacities as members of the Board of Directors and Board Committees).

     11. Each of Essex and Chancellor hereby reaffirms all of the representations made in Section IV of the SPA (subject to the same redefinition of terms as is set forth in the introductory clause of paragraph 10).

     12. All Common Stock issued to Chancellor and Essex hereunder (including Common Stock issuable upon exercise of the Commitment Warrants and the Put Warrants) will be "Registrable Securities" for the purposes of Section VII of the SPA. Essex and Chancellor agree that the restrictions on transferability in the SPA will apply to the securities issued and issuable pursuant to this agreement (for this purpose, "Shares" as used in the SPA shall mean shares of Company Common Stock issuable upon exercise of the Put, "Warrant Stock" shall mean shares of Company Common Stock issuable upon exercise of the Commitment Warrants and the Put Warrants, and "Warrants" shall mean the Commitment Warrants and the Put Warrants.

     13. The Commitment Warrants and the Put Warrants shall be in the form attached hereto.

     14. The parties will cooperate with each other and execute such additional instruments and documents as are reasonably necessary to carry out the transactions contemplated by this agreement.

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Chancellor V, L.P.
Essex Woodlands Health Ventures Fund IV, L.P.
April 16, 2001
Page 9


     15. This agreement shall be governed by the internal law of the State of Delaware.

     16. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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Chancellor V, L.P.
Essex Woodlands Health Ventures Fund IV, L.P.
April 16, 2001
Page 2


     17. Notices under this agreement will be deemed given if delivered personally or by commercial overnight courier (in the case of Chancellor and Essex, to the addresses set forth above; in the case of the Company, to Health Grades, Inc., 44 Union Boulevard - Suite 600, Lakewood, Colorado 80228, Attn:
Kerry Hicks, Chief Executive Officer), or by facsimile (with confirmation of receipt) as follows: Chancellor - 212-278-3723; Essex - 312-444-6034; Company - 303-716-1298, in each case to the attention of the persons identified above

Very truly yours,


HEALTH GRADES, INC.

By:      /s/ Kerry Hicks
         ---------------------------
         Its:  Chief Executive Officer


Accepted as of the date first set forth above:

CHANCELLOR V, L.P.

By:      IPC Direct Associates V, L.L.C.
         Its General Partners

By:      INVESCO Private Capital
         Its Managing Member

By:      /s/ Howard Goldstein
         -----------------------------------
         Its:  Manging Director


ESSEX WOODLANDS HEALTH VENTURES FUND IF, L.P.

By:      Essex Woodland Health Ventures IV, L.P.
         Its General Partner

By:      /s/ Marc Sandroff
         ---------------------------
         Its Managing Director